Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 4 DATED OCTOBER 14, 2014
TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated August 12, 2014, as supplemented by supplement no. 1 dated August 25, 2014, supplement no. 2 dated September 8, 2014 and supplement no. 3 dated September 22, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose a change to the suitability standards for our offering applicable to California investors.
Suitability Standards
The following disclosure supersedes and replaces the information applicable to California investors under “Suitability Standards” on page i of the prospectus:

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California - Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $85,000 and a net worth of at least $250,000. In addition, shares will only be sold to California residents that have a net worth of at least ten times their investment in us.

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